Exhibit 99.11

RESTRICTED STOCK UNIT AWARD AGREEMENT

INSPIREMD, INC.

2013 LONG-TERM INCENTIVE PLAN

1. Award of Restricted Stock Units. Pursuant to the InspireMD, Inc. 2013 Long-Term Incentive Plan (the “Plan”) for key Employees, key Contractors, and Outside Directors of InspireMD, Inc., a Delaware corporation (the “Company”) and its Subsidiaries (collectively, the “Group”),

_________________________

(the “Participant”)

has been granted an Award, in accordance with Section 6.6 of the Plan for ___ (____) Restricted Stock Units (the “Awarded Units”) which may be converted into the number of shares of Common Stock of the Company equal to the number of Restricted Stock Units, subject to the terms and conditions of the Plan and this Restricted Stock Unit Award Agreement (this “Agreement”). The “Date of Grant” of this Award is ________, 2020. To receive this Award, the Participant must sign this Agreement and return it to the Company by [insert: applicable date]. By signing this Agreement, the Participant agrees to be bound by the terms and conditions herein, the Plan and any and all conditions established by the Company in connection with Awards issued under the Plan, and the Participant further acknowledges and agrees that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against the Company directly or indirectly, or give rise to any cause of action at law or in equity against the Company. Each Awarded Unit shall be a notional share of Common Stock, with the value of each Awarded Unit being equal to the Fair Market Value of a share of Common Stock at any time.

2. Subject to Plan. This Agreement is subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement. To the extent the terms of the Plan are inconsistent with the provisions of this Agreement, this Agreement shall control. The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan. This Agreement is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing.

3. Vesting; Time of Delivery of Shares.

a. Awarded Units which have become vested pursuant to the terms of this Section 3 are collectively referred to herein as “Vested RSUs.” All other Awarded Units are collectively referred to herein as “Unvested RSUs.”

i. One-third (1/3) of the total Awarded Units (rounded down to the nearest whole unit) shall vest on the first anniversary of the Date of Grant and become Vested RSUs, provided that the Participant has continuously provided services to the Group as an Employee, Contractor, or Outside Director through that date.

ii. An additional one-third (1/3) of the total Awarded Units (rounded down to the nearest whole unit) shall vest on the second anniversary of the Date of Grant and become Vested RSUs, provided that the Participant has continuously provided services to the Group as an Employee, Contractor, or Outside Director through that date.

iii. The remaining one-third (1/3) of the total Awarded Units shall vest on the third anniversary of the Date of Grant and become Vested RSUs, provided that the Participant has continuously provided services to the Group as an Employee, Contractor, or Outside Director through that date.

Notwithstanding the foregoing, if the Participant’s Termination of Service is due to death, Total and Permanent Disability, Retirement or by action of the Company without Cause (as defined in Section 3.b. below) at any time during the two year period beginning on a Change in Control, the total Awarded Units not previously vested shall thereupon immediately become fully vested as of the Termination Date.

b. For purposes hereof, “Cause” shall mean, unless otherwise defined in an employment agreement with respect to the termination of the Participant’s employment with the Company (in which case such cause definition and process shall apply in lieu of this paragraph), the occurrence of one or more of the following events, as determined by the Committee in its good faith: (i) misconduct or material failure or refusal to perform (other than by reason of disability or an approved leave of absence), or substantial negligence in the performance of, his or her duties and responsibilities to the Company or any member of the Group; (ii) the Participant’s material breach of any restrictive covenant agreement between the Participant and any member of the Group; (iii) the Participant’s commission of an act or acts constituting a felony or any crime involving moral turpitude or that has or reasonably could be expected to have an adverse effect on any member of the Group, including economically or reputationally; (iv) the Participant’s commission of fraud, embezzlement, theft or other act involving dishonesty; (v) other conduct by the Participant that is or could be reasonably expected to be materially harmful to the business interests or reputation of any member of the Group; (vi) the Participant’s breach of a fiduciary duty owed to the Company or a member of the Group, including acting in conflict with the business interests of any member of the Group; or (vii) the Participant’s material breach of this Agreement or an employment policy or code of conduct of member of the Group. If, within six months following the Participant’s Termination of Service for any reason other than for Cause, it is discovered that the Participant’s employment or service could have been terminated for Cause, such Participant’s employment or service shall, at the discretion of the Committee, be deemed to have been terminated for Cause for all purposes under the Plan, and the Participant shall be required to repay to the Company all amounts received by the Participant and his or her permitted transferees in connection with Awarded Units following such Termination that would have been forfeited under the Plan had such Termination been for Cause.

c. Subject to the provisions of the Plan and this Agreement, including Section 24 below (regarding Section 409A of the Code), upon the vesting of Awarded Units, or as soon as practicable following vesting, and in no event, later than sixty (60) days after vesting of Awarded Units, the Company shall convert the Vested RSUs into the number of whole shares of Common Stock equal to the number of Vested RSUs and shall deliver to the Participant or the Participant’s personal representative a number of shares of Common Stock equal to the number of Vested RSUs credited to the Participant.

4. Forfeiture of Awarded Units. Except as otherwise provided in Section 3 above, upon the Participant’s Termination of Service for any reason (the “Termination Date”), the Participant shall be deemed to have forfeited all of the Participant’s Unvested RSUs. Upon forfeiture, all of the Participant’s rights with respect to the forfeited Unvested RSUs shall cease and terminate, without any further obligations on the part of the Company. Upon forfeiture, all of the Participant’s rights with respect to the forfeited Awarded Units shall cease and terminate, without any further obligations on the part of the Company.

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5. Who May Receive Converted Awarded Units. During the lifetime of the Participant, the Common Stock received upon conversion of Awarded Units may only be received by the Participant or his legal representative. If the Participant dies prior to the date his Awarded Units are converted into shares of Common Stock as described in Section 3 above, the Common Stock relating to such converted Awarded Units may be received by any individual who is entitled to receive the property of the Participant pursuant to the applicable laws of descent and distribution.

6. No Fractional Shares. Awarded Units may be converted only with respect to full shares, and no fractional share of Common Stock shall be issued.

7. Nonassignability. The Awarded Units are not assignable or transferable by the Participant except by will or by the laws of descent and distribution.

8. Clawback. Notwithstanding Section 3, if the Participant is an executive officer (as defined under U.S. Securities and Exchange Commission rules) of the Company at any time after the Date of Grant and the Company is required to restate its financial statements, then the Committee may, in its sole and absolute discretion, at any time within two years following such restatement, require the Participant to, and the Participant shall immediately upon notice of such Committee determination, return to the Company any shares of Common Stock received under the Awarded Units and pay to the Company in cash the amount of any proceeds received by the Participant from the disposition or transfer of, and any dividends or other distributions of cash or property received by the Participant with respect to, any such shares, in each case during the period commencing two years before the beginning of the restated financial period and ending on the date of such Committee determination. In addition, any portion of the Awarded Units that is not vested or has not been exercised by the Participant on the date that the Committee makes such determination shall be immediately and irrevocably forfeited. The Committee shall have the authority and discretion to make any determination regarding the specific implementation of this Section 8 with respect to the Participant. In addition to this Section 8, this Agreement, the Awarded Shares shall be fully subject to the terms and conditions of any “clawback” or compensation recovery policy that may later be adopted by the Company in its discretion or imposed under Applicable Laws, each as may be amended and in effect from time to time.

9. Dividend Equivalent Rights. Subject to the restrictions, limitations and conditions described in the Plan, Dividend Equivalent Rights will accrue with respect to the Awarded Units at the same time and in the same amount as cash dividends are paid to owners of shares of Common Stock. Interest shall not be credited on accrued dividend equivalents. Dividend Equivalent Rights will (i) vest on the same vesting dates, as provided in Section 3, as the associated Awarded Units, (b) be distributed in cash or shares, as determined by the Company, within 30 days thereafter except as otherwise provided in this Agreement and in the Plan and (iii) be subject to the clawback provisions in Section 8 above in the same manner as dividends.

10. Rights of a Stockholder. The Participant will have no rights as a stockholder with respect to any shares covered by this Agreement until the issuance of a certificate or certificates to the Participant or the registration of such shares in the Participant’s name for the shares of Common Stock. The Awarded Units shall be subject to the terms and conditions of this Agreement. Except as otherwise provided in Section 9 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates. The Participant, by his execution of this Agreement, agrees to execute any documents requested by the Company in connection with the conversion of the Awarded Units into shares of Common Stock pursuant to this Agreement.

11. Adjustment of Number of Awarded Units and Related Matters. The number of shares of Common Stock covered by the Awarded Units shall be subject to adjustment in accordance with Articles 11 – 13 of the Plan.

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12. Participant’s Representations. Notwithstanding any of the provisions hereof, the Participant hereby agrees that the Company will not be obligated to issue any shares of Common Stock to the Participant hereunder, if the issuance of such shares shall constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Company shall be final, binding, and conclusive. The rights and obligations of the Company and the rights and obligations of the Participant are subject to all Applicable Laws.

13. Participant’s Acknowledgments. The Participant acknowledges that a copy of the Plan has been made available for his review by the Company, and represents that he is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions thereof. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.

14. Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state).

15. No Right to Continue Service or Employment. Nothing herein shall be construed to confer upon the Participant the right to continue in the employ or to provide services to the Company or the Group, whether as an Employee, Contractor, or Outside Director, or interfere with or restrict in any way the right of the Company or the Group to discharge the Participant as an Employee, Contractor or Outside Director at any time.

16. Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

17. Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

18. Entire Agreement. This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement, or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

19. Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.

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20. Modification. The Company may amend or modify this Award in any manner to the extent that the Company would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall materially and adversely impair the Participant’s rights under this Agreement without the Participant’s written consent. Other than as provided in the preceding sentence, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.

21. Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

22. Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

23. Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

a.	Notice to the Company shall be addressed and delivered as follows:

InspireMD, Inc.
4 Menorat Hamaor St., 3rd Floor
Tel Aviv, Israel 6744832
Attn: Craig Shore
Fax: +97236917692

b.	Notice to the Participant shall be addressed and delivered as set forth on the signature page.

24. Section 409A; Six Month Delay. Notwithstanding anything herein to the contrary, in the case of a distribution of shares of Common Stock on account of any Termination of Service, other than death, a distribution of the number of such shares, determined after application of the withholding requirements set forth in Section 25 below, on behalf of the Participant, if the Participant is a “specified employee” as defined in § 1.409A-1(i) of the Final Regulations under Section 409A of the Code, to the extent otherwise required under Section 409A of the Code, shall not occur until the date which is six (6) months following the date of the Participant’s Termination of Service (or, if earlier, the date of death of the Participant).

25. Tax Requirements. The Participant is hereby advised to consult immediately with his own tax advisor regarding the tax consequences of this Agreement. Unless the Company otherwise consents in writing to an alternative withholding method, the Company, or if applicable, any Subsidiary (for purposes of this Section 25, the term “Company” shall be deemed to include any applicable Subsidiary) shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any federal, state, local, or other taxes required by law to be withheld in connection with this Agreement. The Participant may elect to have the Company withhold an additional amount up to the maximum statutory amount in accordance with Company procedures, provided such withholding does not trigger liability accounting under applicable accounting rules and does not violate Section 409A of the Code. The Company shall withhold the number of shares to be delivered upon the conversion of the Awarded Units with an aggregate Fair Market Value that equals the amount of any federal, state, local, or other taxes required by law to be withheld in connection with this Agreement. However, if the Participant is a “specified employee” as defined in §1.409A-1(i) of the Final Regulations under Section 409A of the Code who is subject to the six (6) months delay provided for in Section 25 above, the Company shall withhold the number of shares attributable to the employment taxes on the date of the Participant’s Termination of Service and withhold the number of shares attributable to the income taxes on the date which occurs six (6) months following the date of the Participant’s Termination of Service (or, if earlier, the date of death of the Participant). In no event will the fair market value of the shares of Common Stock to be withheld and/or delivered pursuant to this Section 25 to satisfy applicable withholding taxes exceed the maximum amount of taxes required to be withheld.

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The Company may, in its sole discretion and prior to the date of conversion, also permit the Participant receiving shares of Common Stock upon conversion of Awarded Units to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to this Agreement. Such payments shall be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment, if the Company, in its sole discretion, so consents in writing, may be made by (i) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) the actual delivery by the Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of conversion, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) the Company’s withholding of a number of shares to be delivered upon the conversion of the Awarded Units, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment; or (iv) any combination of (i), (ii), or (iii). The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant.

[Remainder of Page Intentionally Left Blank

Signature Page Follows.]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.

COMPANY:

INSPIREMD, INC.

By:
Name:
Title:

PARTICIPANT:

Signature
Name:
Address: